Exhibit 99.1

For more information, please contact:

Investors and Shareholders
Alan Lindstrom
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com

Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com

CADENCE CAPS STRONG 2004 WITH SOLID Q4 EXECUTION

     SAN JOSE, Calif.—Feb. 3, 2005—Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN) today reported strong results for the fourth quarter and the full year 2004. Fourth quarter revenues were $343 million, compared to $311 million for the same period last year. Full year revenues totaled $1.20 billion, an increase of 7 percent over 2003 total revenues of $1.12 billion. On a GAAP basis, Cadence recognized net income of $60 million, or $0.20 per share, in the fourth quarter of 2004, compared to net income of $15 million, or $0.05 per share, in the same period last year. On a full year basis, Cadence net income for 2004 was $74 million, or $0.25 per share, compared to a net loss of $18 million and a diluted net loss per share of ($0.07) for the year 2003.

     In addition to using GAAP results in evaluating Cadence’s business, management also believes it is useful to measure results using a non-GAAP measure of net income (loss), which excludes, as applicable, amortization of intangible assets and deferred stock compensation, in-process research and development charges, integration and other acquisition-related expenses, restructuring charges and equity in losses (income) from investments. Non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure. Using this non-GAAP measure, net income in the fourth quarter 2004 was $80 million, or $0.26 per share, on a fully diluted basis as compared to $65 million, or $0.22 per share, on a fully diluted basis, in the same period last year. On a full year basis, non-GAAP net income for 2004 was $201 million, or $0.66 per share, compared to $140 million and $0.50 per share in 2003.

     “Cadence continued its consistent execution, in a challenging marketplace,” said Mike Fister, Cadence president and CEO. “Strong demand for wireless, consumer electronics and high-

performance computing plays to our specific strengths in analog mixed-signal and low-power digital design.”

Business Highlights of 2004

     Cadence® SoC Encounter™ helped customers like ATI, Fujitsu and Toshiba, among others, design some of the largest, most aggressive digital chips currently in production. Toshiba taped out a 90-nanometer, 24-million-gate chip and adopted Encounter as its standard digital design flow.

     During 2004, 58 new customers adopted Encounter RTL Compiler, Cadence’s digital global synthesis product. Well over 400 customers around the world now verify their leading-edge designs with Encounter Conformal®, Cadence’s digital formal verification product.

     Customers are leveraging Cadence’s end-to-end platform strengths in analog, digital and RF to meet their needs in the growing wireless market. Customer productivity improved five to 10 times in analog circuit optimization as a result of Cadence’s integration of the NeoLinear technology into the Virtuoso® custom design platform.

     To meet the growing demand for concurrent hardware/software development, in Q4 Cadence introduced Palladium II, its most advanced emulator. Palladium II achieves an industry first by reaching 256-million-gate capacity at the same time as providing increased throughput.

     “This quarter’s performance culminates a strong year for Cadence,” Fister said. “Due to time-to-market pressures and the increased complexity of semiconductors, customers are increasingly turning to Cadence for an integrated, end-to-end solution across all design domains.”

     Added Bill Porter, senior vice president and Chief Financial Officer: “I’m proud of our strong balance sheet and especially pleased with our cash generation, highlighted by $371 million in operating cash flow for 2004.”

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the impact of any mergers, acquisitions or other business combinations that may be completed after February 3, 2005, other than Verisity, Ltd.

Business Outlook

     For the first quarter of 2005, the company expects total revenue in the range of $280 million to $290 million. First quarter GAAP earnings per fully diluted share are expected to be in the range of $0.01 to $0.03. Diluted earnings per share using our non-GAAP measure defined below are expected to be in the range of $0.13 to $0.15.

     For the full year 2005, the company expects total revenue in the range of $1.24 billion to $1.30 billion. On a GAAP basis, we expect net income per fully diluted share for fiscal 2005 in the range of $0.23 to $0.31. Using our non-GAAP measure defined below, we expect fully diluted earnings per share for fiscal 2005 to be in the range of $0.73 to $0.81.

     A schedule showing a reconciliation of the business outlook from GAAP net income (loss) and diluted net income (loss) per share to our non-GAAP net income (loss) and diluted net income (loss) per share is included with this release.

Audio Webcast Scheduled

     Cadence Design Systems, Inc.’s Ray Bingham, executive chairman of the board, Mike Fister, president and chief executive officer, and Bill Porter, chief financial officer, will host a fourth quarter and full year 2004 Financial Results audio webcast today, Feb. 3, 2005, at 2 p.m. (Pacific) / 5 p.m. (Eastern). Attendees are asked to register at the Web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting Feb. 3, 2005 at 5 p.m. Pacific time and ending at 5 p.m. Pacific time on Feb. 10, 2005. Webcast access is available at www.cadence.com/company/investor_relations.

About Cadence

     Cadence is the world’s largest supplier of electronic design technologies and engineering services. Cadence products and services are used to accelerate and manage the design of semiconductors, computer systems, networking equipment, telecommunications equipment, consumer electronics, and other electronics based products. With approximately 4,900 employees and 2004 revenues of approximately $1.2 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and trades on both the New York Stock Exchange and Nasdaq under the symbol CDN. More information is available at www.cadence.com.

Cadence, the Cadence logo, Virtuoso, Conformal and Palladium are registered trademarks, and Encounter is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

The statements contained above regarding the company’s fourth quarter 2004 results and results for the full year 2004, those contained in the Business Outlook section above and the statements by Mike Fister and Bill Porter include forward looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Readers are cautioned not to put undue reliance on these forward looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or the failure to successfully integrate those it acquires.

For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended January 3, 2004 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2004.

GAAP to non-GAAP Reconciliation

     Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income (loss), which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income (loss) excluding, as applicable, amortization of intangible assets and deferred stock compensation, in-process research and development charges, integration and other acquisition-related expenses, restructuring charges (severance and benefits, excess facilities and asset-related restructuring charges) and equity in losses (income) from investments. Intangible assets consist primarily of purchased technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.

     Management believes it is useful in measuring Cadence’s operations to exclude amortization of intangibles, deferred stock compensation, in-process research and development and acquisition-related expenses because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by management in the short term. Management believes that it also is useful to exclude restructuring costs. Cadence has dramatically reduced the size of its design services business and portions of its product and maintenance businesses over the past three years. As a result, in 2001, 2002 and 2003, Cadence’s GAAP statements of operations have included significant charges relating to such restructurings. Cadence believes that in measuring its operations it is useful to exclude such restructuring costs because the company’s level of restructuring activities is expected to significantly decrease in the foreseeable future. Management also believes it is useful to exclude the equity in losses (income) from investments and investment write-downs, as these costs are not part of the company’s direct cost of operations. Rather, these are non-operating costs that are included in other income (expense) and are part of the company’s investment activities.

     Management believes that non-GAAP net income (loss) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

     The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP net income for the periods shown below:

Statement of Operations Reconciliation	Quarter Ended
	January 1, 2005	January 3, 2004
(in thousands)
Net income on a GAAP basis	$59,795	$15,232
Amortization of intangible assets	24,750	27,029
Amortization of deferred stock compensation	9,484	15,566
Restructuring and other charges	5,690	2,610
Integration and other acquisition-related expenses	679	825
Equity in losses from investments	3,031	3,299
Tax effect	(23,502)	694
Net income on a non-GAAP basis	$79,927	$65,255

Statement of Operations Reconciliation	Year Ended
	January 1, 2005	January 3, 2004
(in thousands)
Net income on a GAAP basis	$74,474	$(17,566)
Amortization of intangible assets	103,962	106,122
Amortization of deferred stock compensation	31,408	41,124
Legal settlements	—	(14,500)
Restructuring and other charges	15,090	66,836
In-process research and development charges	9,000	7,500
Integration and other acquisition-related expenses	2,990	825
Equity in losses from investments	22,434	11,595
Tax effect	(58,580)	(62,122)
Net income on a non-GAAP basis	$200,778	$139,814

Statement of Operations Reconciliation per Share	Quarter Ended
	January 1, 2005	January 3, 2004
(in thousands, except per share data)
Diluted net income per share on a GAAP basis	$0.20	$0.05
Amortization of intangible assets	0.08	0.09
Amortization of deferred stock compensation	0.03	0.05
Restructuring and other charges	0.02	0.01
Integration and other acquisition-related expenses	—	—
Equity in losses from investments	0.01	0.01
Tax effect	(0.08)	0.01
Diluted net income per share on a non-GAAP basis	$0.26	$0.22
Shares used in calculation of net income—GAAP	303,858	301,203
Shares used in calculation of net income—non-GAAP (A)	303,858	301,203

Statement of Operations Reconciliation per Share	Year Ended
	January 1, 2005	January 3, 2004
(in thousands, except per share data)
Diluted net income (loss) per share on a GAAP basis	$0.25	$(0.07)
Amortization of intangible assets	0.34	0.38
Amortization of deferred stock compensation	0.10	0.15
Legal settlements	—	(0.05)
Restructuring and other charges	0.05	0.24
In-process research and development charges	0.03	0.03
Integration and other acquisition-related expenses	0.01	—
Equity in losses from investments	0.07	0.04
Tax effect	(0.19)	(0.22)
Diluted net income per share on a non-GAAP basis	$0.66	$0.50
Shares used in calculation of net income—GAAP	305,774	266,794
Shares used in calculation of net income—non-GAAP (A)	305,774	282,866

(A)	Shares used in the calculation of GAAP earnings per share are expected to be the same as shares used in the calculation of non-GAAP earnings per share except when the company reports a GAAP loss and non-GAAP income, or GAAP income and a non-GAAP loss.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of intangibles or amortization of deferred stock compensation or in-process technology are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, deferred stock compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments as well as overall company performance within a given business environment. All of these metrics are important to financial performance generally.

Though Cadence management finds its non-GAAP measure useful in evaluating the performance of Cadence’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence management typically uses its non-GAAP earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

Cadence believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into our financial results.

Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the Business Outlook published in this press release. At the same time, Cadence will keep this press release, including the outlook, publicly available on its Web site.

Prior to the start of the Quiet Period (described below), the public may continue to rely on the Business Outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.

Beginning March 18, 2005, Cadence will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the company’s most recent annual report on Form 10-K no longer constitute the company’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Cadence representatives will not comment on Cadence’s business outlook or its financial results or expectations. The Quiet Period will extend until the day when Cadence’s First Quarter 2005 Earnings Release is published, currently scheduled for April 27, 2005.

# # #

Cadence Design Systems, Inc.
Consolidated Balance Sheets
January 1, 2005 and January 3, 2004
(In thousands)

	January 1, 2005	January 3, 2004
Current Assets:
Cash and cash equivalents	$556,766	$384,525
Short-term investments	36,241	33,898
Receivables, net of allowance for doubtful accounts of $8,151 and $10,967, respectively	384,114	348,680
Inventories	20,481	16,926
Prepaid expenses and other	87,702	58,212

Total current assets	1,085,304	842,241
Property, plant and equipment, net	390,367	403,847
Goodwill	995,065	922,797
Acquired intangibles, net	195,655	237,508
Installment contract receivables, net	96,038	121,627
Other assets	242,799	289,882

Total Assets	$3,005,228	$2,817,902

Current Liabilities:
Accounts payable and accrued liabilities	277,992	243,450
Current portion of deferred revenue	270,966	238,478

Total current liabilities	548,958	481,928

Long-term Liabilities:
Long-term portion of deferred revenue	20,847	16,287
Convertible notes	420,000	420,000
Other long-term liabilities	313,043	327,406

Total long-term liabilities	753,890	763,693

Stockholders’ Equity	1,702,380	1,572,281

Total Liabilities and Stockholders’ Equity	$3,005,228	$2,817,902

Cadence Design Systems, Inc.
Consolidated Statements of Operations
For the Quarters and Years Ended January 1, 2005 and January 3, 2004
(In thousands, except per share amounts)

	Quarters Ended		Years Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
	(Unaudited)
Revenue:
Product	$226,730	$202,319	$729,783	$663,513
Services	32,982	30,187	137,046	131,149
Maintenance	83,384	78,585	330,651	324,822

Total revenue	343,096	311,091	1,197,480	1,119,484

Costs and Expenses:
Cost of product	23,421	17,373	82,011	67,036
Cost of services	21,467	21,624	90,993	93,153
Cost of maintenance	13,236	13,061	53,049	56,460
Marketing and sales	87,806	79,586	325,937	326,579
Research and development	87,713	82,444	351,254	340,121
General and administrative	20,524	16,968	83,414	82,566
Amortization of acquired intangibles	11,028	16,310	55,700	62,573
Amortization of deferred stock compensation	9,484	15,566	31,408	41,124
Legal settlements	—	—	—	(14,500)
Restructuring and other charges	4,142	2,610	13,542	66,836
Write-off of acquired in-process technology	—	—	9,000	7,500

Total costs and expenses	278,821	265,542	1,096,308	1,129,448

Income (loss) from operations	64,275	45,549	101,172	(9,964)
Interest expense	(1,378)	(1,296)	(6,198)	(5,002)
Other income (expense), net	1,479	(5,400)	(8,537)	(15,599)

Income (loss) before provision (benefit) for income taxes	64,376	38,853	86,437	(30,565)
Provision (benefit) for income taxes	4,581	23,621	11,963	(12,999)

Net income (loss)	$59,795	$15,232	$74,474	$(17,566)

Basic net income (loss) per share	$0.22	$0.06	$0.27	$(0.07)

Diluted net income (loss) per share	$0.20	$0.05	$0.25	$(0.07)

Weighted average common shares outstanding	270,734	264,178	271,328	266,794

Weighted average common and potential common shares outstanding—assuming dilution	303,858	301,203	305,774	266,794

Cadence Design Systems, Inc.
Consolidated Statements of Cash Flows
For the Years Ended January 1, 2005 and January 3, 2004
(In thousands)

	Year Ended
	January 1,	January 3,
	2005	2004
Cash and Cash Equivalents at Beginning of Year	$384,525	$371,327

Cash Flows from Operating Activities:
Net income (loss)	74,474	(17,566)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	179,205	191,608
Amortization of deferred stock compensation	31,407	41,124
Equity in loss from investments, net	16,944	10,875
Gain on sale of investments	(12,467)	—
Write-off of long-term investment securities	4,236	4,785
Write-off of acquired in-process technology	9,000	7,500
Non-cash restructuring and other charges	4,142	18,438
Tax benefits from employee stock transactions	17,260	14,875
Deferred income taxes	(30,772)	(60,048)
Proceeds from the sale of receivables	30,070	87,355
Provisions for losses on trade accounts receivable and sales returns	775	11,428
Other non-cash items	(1,070)	3,678
Changes in operating assets and liabilities, net of effect of acquired and disposed businesses:
Receivables	(49,361)	(1,326)
Inventories	(3,555)	(7,312)
Prepaid expenses and other	(3,410)	(6,820)
Installment contract receivables	20,556	(107,929)
Other assets	16,417	31,941
Accounts payable and accrued liabilities	193	(106,687)
Deferred revenue	34,878	14,642
Other long-term liabilities	31,791	40,440

Net cash provided by operating activities	370,713	171,001

Cash Flows from Investing Activities:
Proceeds from sale and maturities of short-term investments—available-for-sale	8,301	—
Proceeds from the sale of long-term investments	9,900	3,274
Proceeds from sale of equipment	3,625	9,147
Purchases of property, plant and equipment	(61,779)	(82,881)
Purchases of software licenses	(4,157)	(33,507)
Investment in venture capital partnerships and equity investments	(22,773)	(39,761)
Net cash paid in business combinations	(115,170)	(182,247)

Net cash used for investing activities	(182,053)	(325,975)

Cash Flows from Financing Activities:
Proceeds from credit facility	—	45,000
Principal payments on credit facility and capital leases	(372)	(98,856)
Proceeds from issuance of convertible notes	—	420,000
Payment of convertible notes issuance costs	(1,920)	(11,463)
Proceeds from sale of common stock warrants	—	56,441
Purchase of call options	—	(134,637)
Proceeds from issuance of common stock	77,126	86,567
Purchases of treasury stock	(94,103)	(213,832)

Net cash provided by (used for) financing activities	(19,269)	149,220

Effect of exchange rate changes on cash	2,850	18,952

Net increase in cash and cash equivalents	172,241	13,198

Cash and Cash Equivalents at End of Year	$556,766	$384,525

Cadence Design Systems, Inc.
As of February 3, 2005
Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income per Share
(Unaudited)

	Quarter ended	Year ended
	April 2, 2005	December 31, 2005
	Forecast	Forecast
Diluted net income per share on a GAAP basis	$0.01 to $0.03	$0.23 to $0.31
Amortization of intangible assets	0.08	0.33
Amortization of deferred stock compensation	0.02	0.09
Restructuring and other charges	0.06	0.06
In-process research and development charges	—	0.08
Stock-based compensation expense	—	0.10
Integration and other acquisition-related expenses	—	0.01
Equity in losses from investments	—	0.01
Tax effect	(0.04)	(0.18)

Diluted net income per share on a non-GAAP basis	$0.13 to $0.15	$0.73 to $0.81

Cadence Design Systems, Inc.
As of February 3, 2005
Impact of Non-GAAP Adjustments on Forward Looking Net Income
(Unaudited)

	Quarter ended	Year ended
	April 2, 2005	December 31, 2005
($ in Millions)	Forecast	Forecast
Net income on a GAAP basis	$3 to $9	$68 to $92

Amortization of intangible assets	23	102
Amortization of deferred stock compensation	8	27
Restructuring and other charges	17	18
In-process research and development charges	—	25
Stock-based compensation expense	—	32
Integration and other acquisition-related expenses	1	4
Equity in losses from investments	1	4
Tax effect	(13)	(55)

Net income on a non-GAAP basis	$40 to $46	$225 to $249

Cadence Design Systems, Inc.
(Unaudited)

Revenue Mix by Geography (% of Total Revenue)

	2003					2004
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

North America	55%	54%	59%	64%	58%	53%	57%	56%	45%	52%
Europe	17%	15%	19%	16%	17%	16%	19%	20%	30%	22%
Japan	20%	22%	13%	13%	17%	22%	14%	15%	14%	16%
Asia	8%	9%	9%	7%	8%	9%	10%	9%	11%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenue Mix by Product Group (% of Total Revenue)

	2003					2004
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year

Functional Verification	20%	18%	18%	20%	19%	20%	20%	18%	19%	19%
Digital IC Design	24%	22%	27%	20%	23%	25%	21%	24%	27%	24%
Custom IC Design	27%	28%	27%	27%	27%	27%	24%	27%	27%	27%
Design for Manufacturing	9%	10%	7%	13%	10%	6%	9%	12%	8%	9%
System Interconnect	8%	9%	8%	10%	9%	10%	9%	8%	9%	9%
Services & Other	12%	13%	13%	10%	12%	12%	17%	11%	10%	12%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Note: Product Group total revenue includes Product + Maintenance